Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Anthony Sanzio (Media) (856) 968-4390 Jennifer Driscoll (Analysts/Investors) (856) 342-6081
CAMPBELL LOWERS 2011 FULL-YEAR GUIDANCE
CAMDEN, N.J., Nov. 10, 2010—Campbell Soup Company (NYSE: CPB) today announced that it is lowering its full-year guidance due to first quarter results that were weaker than originally planned and the company’s current outlook for the remainder of the year. Campbell attributes its change in guidance to increased promotional spending that resulted in lower-than-planned purchases of its soup by U.S. consumers, amid weak economic conditions and intense competitive pricing activity.
     For the first quarter, Campbell estimates a decline in net sales of 1 percent, and declines in earnings before interest and taxes (EBIT) and earnings per share (EPS) of 7 percent and 6 percent, respectively. As previously announced, Campbell will report first-quarter results on Tuesday, Nov. 23, 2010 and will discuss its results on a conference call at 10:00 a.m. Eastern Time that day.
     For the full year, including an estimated 1-point favorable impact from currency, Campbell now anticipates net sales growth of 1 to 3 percent, EBIT comparable to the prior year and EPS growth of 2 to 4 percent from the fiscal 2010 adjusted base of $2.47. A detailed reconciliation of the fiscal 2010 adjusted financial information to the 2010 reported financial information is included at the end of this news release.
     Douglas R. Conant, Campbell’s President and CEO, said, “Our increased promotional spending in the first quarter behind U.S. soup did not produce the planned volume gains. This result was due in part to even deeper soup promotions by competitors, which we chose not to match. While economic conditions remain challenging and competition intense, especially in U.S. soup, many of our businesses continue to perform well. Over the balance of the year, we believe that revised promotional strategies and continued cost and expense initiatives will yield stronger results, especially in the second half of the year. We will provide additional details on our results and plans when we report the first quarter on Nov. 23.”
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, baked snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s” and “V8.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoup.com.
Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on sales and earnings. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market; (2) the risks associated with trade and consumer acceptance of the company’s initiatives; (3) the company’s ability to realize projected cost savings and benefits; (4) the company’s ability to manage changes to its business processes; (5) the increased significance of certain of the company’s key trade customers; (6) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (7) the impact of portfolio changes; (8) the uncertainties of litigation; (9) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (10) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (11) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Reconciliation of GAAP and Non-GAAP Financial Measures
Fiscal Year Ended Aug. 1, 2010
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Items Impacting Earnings
The company believes that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded.
The following items impacted earnings in fiscal 2010:
(1)	In fiscal 2008, the company announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure. In fiscal 2010, the company recorded pre-tax restructuring charges of $12 million ($8 million after tax or $0.02 per share) for pension benefit costs related to these initiatives.

(2)	In fiscal 2010, the company recorded deferred tax expense of $10 million ($0.03 per share) due to the enactment of U.S. health care legislation in March 2010. The law changed the tax treatment of subsidies to companies that provide prescription drug benefits to retirees. Accordingly, the company recorded the non-cash charge to reduce the value of the deferred tax asset associated with the subsidy.

Year Ended
(millions, except per share amounts)	Aug. 1, 2010
Earnings before interest and taxes, as reported	$1,348
Add: Restructuring charges (1)	12

Adjusted Earnings before interest and taxes	$1,360

Interest, net, as reported	$106

Adjusted Earnings before taxes	$1,254

Taxes on earnings, as reported	$398
Add: Tax benefit from restructuring charges (1)	4
Deduct: Tax expense from health care legislation (2)	(10)

Adjusted Taxes on earnings	$392

Adjusted effective income tax rate	31.3%

Net earnings, as reported	$844
Add: Net adjustment from restructuring (1)	8

Year Ended
(millions, except per share amounts)	Aug. 1, 2010
Add: Tax expense from health care legislation (2)	10

Adjusted Net earnings	$862

Diluted earnings per share, as reported	$2.42
Add: Net adjustment from restructuring charges (1)	0.02
Add: Tax expense from health care legislation (2)	0.03

Adjusted Diluted earnings per share	$2.47